December 21, 2020

Mark A. McFarland

Re:    Interim Chief Executive Officer Letter

Dear Mac:

We are delighted that you have agreed to serve as the interim Chief Executive Officer (the “Interim CEO”) of California Resources Corporation (the “Company”) and continue to serve as the Chairman of our Board of Directors (the “Board”). Your appointment as Interim CEO will be effective as of December 31, 2020 (the “Effective Date”) and will continue until your successor as the Company’s Chief Executive Officer is appointed or until your term is otherwise terminated in accordance with the terms of this letter agreement (this “Letter”). This Letter sets forth below the terms and conditions of your service as the Interim CEO.

1.Role. As Interim CEO, you will have all the roles, responsibilities and duties customarily held by the chief executive officer of the Company. In addition, you agree to continue to serve (without additional cash compensation), as Chairman of the Board.

2.Compensation; Expenses.

(a)Monthly Fee. While you are serving as Interim CEO, you will receive a monthly fee of $175,000, which will be paid monthly (“Fee”). In the event you cease to serve as Interim CEO prior to the end of the then-current month, the Fee will be paid in a pro rata amount for the period in the month up to such termination of service. You will not be entitled to any cash remuneration with respect to your service as the Chairman of the Board while you are serving as Interim CEO.

(b)Emergence Equity Grant. Nothing in this Letter shall impact on your eligibility to receive an emergence equity grant in connection with your service as Chairman of the Board in accordance with the director compensation program approved by the Board on December 10, 2020.

(c)Expenses. While providing services to the Company, you will be reimbursed for such reasonable travel and other reasonable business expenses incurred in the performance of your duties hereunder subject to the Company’s general policies regarding expenses.

3.Indemnification. You will be entitled to indemnification in connection with your service as Interim CEO and Chairman of the Board, including, but not limited to, the Company provided Directors’ and Officers’ liability insurance, that is no less favorable or protective than the indemnification provided to any other director or officer of the Company.

27200 Tourney Road, Suite 200 | Santa Clarita, CA 91355 | 562-999-8501

4.Status as Independent Contractor. It is acknowledged and agreed that you will render all of your services to the Company as Interim CEO and Chairman of the Board as an independent contractor and that this letter will not be deemed to create the relationship of employer and employee, a partnership or a joint venture between you and the Company. As an independent contractor, you will not be entitled to participate in, and waive all rights and claims to, any employee benefit plans, including, without limitation, bonus pools, pension plans, vacation, medical benefits, health and welfare insurance and any other plans the Company may have or establish from time to time. To the extent consistent with applicable law, the Company will not withhold from any amounts payable to you any amounts as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. As an independent contractor you will have sole responsibility for the withholding/ payment of any federal, state and/or local taxes, and the payment of unemployment insurance, worker’s compensation insurance, life insurance, health or disability insurance, retirement benefits or welfare or pension benefits and/or other required payments and expenses. You must make any and all such payments as and when due and will indemnify, defend and hold the Company harmless from any and all damages and penalties which are incurred as a result of your failure to make any such payments.

5.Entire Agreement; Amendment; Governing Law. This Letter embodies the entire agreement and understanding of the parties hereto, and supersedes any and all prior written and oral agreements, arrangements and understandings, relating to the subject matter hereof. No amendment or waiver hereof will be binding or effective unless the same is set forth in writing signed by each party. This Letter will be governed by and construed and enforced in accordance with the laws of the State of California, without regard to conflicts of law provisions

6.Termination. This letter agreement may be terminated at any time, for any reason or for no reason by either you or the Company upon not less than fifteen (15) days’ prior written notice, and the Company shall cease providing compensation as of the date of such termination with any Fee pro-rated for the portion of such month that is completed prior to such termination, except as otherwise provided by law.

7.    Counterparts. This Letter may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. Federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective as delivery of a manually executed counterpart of this Letter.

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27200 Tourney Road, Suite 200 | Santa Clarita, CA 91355 | 562-999-8501

Please confirm your agreement to the foregoing by signing in the space provided below.

Sincerely,

California Resources Corporation

By:    ___________________________
Name: Daniel S. Watts
Title: Vice President – Compensation & Benefits

Accepted and Agreed to:

Name: Mark A. McFarland

_______________________________

[Signature Page – Interim CEO Agreement]
27200 Tourney Road, Suite 200 | Santa Clarita, CA 91355 | 562-999-8501